Exhibit 99.1

News Release

Waddell & Reed Financial, Inc. Reports Second Quarter Results

Overland Park, KS, July 30, 2019 — Waddell & Reed Financial, Inc. (NYSE: WDR) today reported second quarter 2019 net income(1) of $33.9 million, or $0.45 per diluted share, compared to net income of $32.1 million, or $0.42 per diluted share, during the prior quarter and net income of $44.5 million, or $0.55 per diluted share, during the second quarter of 2018.  The second quarter of 2019 included an income tax charge related to shortfalls from the vesting of restricted shares of $2.4 million ($0.03 per diluted share).  In addition, both the first and second quarters of 2019 included a benefit from unrealized gains on our seed and corporate investment portfolios of approximately $0.06 per diluted share.

Revenues of $270.2 million during the quarter increased $10.7 million compared to the prior quarter and decreased $25.2 million compared to the second quarter of 2018.  Operating expenses of $228.9 million increased $5.0 million compared to the prior quarter and declined $8.2 million compared to the same quarter in 2018.  The operating margin was 15.3% during the current quarter, compared to 13.7% during the prior quarter and 19.7% during the second quarter of 2018.

Assets under management ended the quarter at $71.9 billion, a slight increase compared to the prior quarter and a decrease of 9% compared to the second quarter of 2018.  Average assets under management were $71.4 billion during the current quarter, compared to $70.1 billion during the prior quarter and $80.0 billion during the second quarter of 2018.  Net outflows of $2.4 billion during the current quarter were higher compared to net outflows of $1.8 billion in the first quarter of 2019 and improved compared to net outflows of $3.1 billion in the second quarter of 2018.  Sales of $2.1 billion during the current quarter declined 14% and 27% compared to the prior quarter and the second quarter of 2018, respectively. Increased volatility in the equity markets during the quarter again led to slower sales in key products as investors preferred lower-risk fixed income and money market funds.  Redemptions increased slightly compared to the prior quarter and improved 26% compared to the second quarter of 2018, as the prior year included elevated, event-driven institutional redemptions.

Wealth management assets under administration ended the quarter at $57.4 billion, a 2% increase compared to the first quarter of 2019, and a slight increase compared to the same quarter in 2018. For both comparative periods, assets under administration increased due to market appreciation. Average productivity per associated independent financial advisor (“Advisor”), measured as average trailing twelve-month revenue per Advisor, was $408 thousand for the current quarter, rising 2% compared to the prior quarter and 30% compared to the same quarter in the prior year.

“This quarter we announced a number of significant, strategic actions, all aimed at accelerating our business transformation and enabling long-term organizational agility and effectiveness.  Throughout this journey, we remain focused on the key activities that will drive shareholder value over the long-term, while ensuring we’re delivering on our commitments to our clients and employees every day,” said Philip J. Sanders, Chief Executive Officer of Waddell & Reed Financial, Inc.

Revenues Analysis

Investment management fees increased $3.1 million, or 3%, compared to the first quarter of 2019, primarily due to a 2% increase in average assets under management and one additional day in the quarter. The effective management fee rate of 63.4 basis points declined slightly compared to the prior quarter. Compared to the second quarter of 2018, investment

(1) Net income represents net income attributable to Waddell & Reed Financial, Inc.

management fees declined $17.5 million, or 13%, due to lower average assets under management and a lower effective management fee rate, which was approximately 2 basis points lower due to previously-announced fee reductions in selected mutual funds, consistent with the expectations.

Underwriting and distribution fees increased $7.2 million, or 6%, compared to the prior quarter primarily due to one additional day and an increase in assets under administration during the period. In addition, commissionable sales increased.  Compared to the same quarter in 2018, fees decreased $4.4 million, or 3%, due to lower service and distribution fees and lower commissionable sales, partially offset by an increase in advisory fees.

Shareholder service fees increased $0.4 million, or 2%, compared to the first quarter of 2019 due to one additional day in the quarter and a slight increase in average assets. Compared to the second quarter of 2018, shareholder service fees declined $3.3 million, or 12%, primarily due to a decrease in average assets and fewer accounts.

Operating Expenses Analysis

Distribution expenses in the current quarter increased $6.7 million, or 6%, as a result of the increase in underwriting and distribution revenues.  Compared to the second quarter of 2018, expenses increased $2.2 million, or 2%, due to an increase in the compensation grid for Advisors, effective January 1, 2019, partially offset by lower service and distribution fees due to lower average assets.

Compensation and benefits expenses decreased $3.0 million, or 5%, compared to the prior quarter. Share-based compensation decreased $1.5 million primarily due to previously issued awards vesting fully. In addition, payroll taxes decreased by $1.1 million due to seasonality.  Compared to the second quarter of 2018, expenses decreased $4.0 million, or 6%, due to severance costs in the second quarter of 2018.

General and administrative expenses increased $1.3 million, or 9%, primarily due to increases in certain discretionary categories compared to the first quarter.  Compared to the second quarter of 2018, expenses improved $3.1 million, or 16%, due to lower contractor, legal and consulting costs as significant projects were completed in 2018.

Technology, Occupancy and Marketing and advertising expenses increased a combined $0.6 million compared to the prior quarter primarily due to a seasonal increase in marketing.  Compared to the second quarter of 2018, these expenses declined $1.6 million, or 6%. Technology costs decreased due to lower shareholder servicing expense resulting from fewer accounts.  Occupancy costs decreased as we realized cost savings from the closure of field offices.  Marketing and advertising expenses decreased due to the timing of marketing activity.

Depreciation expense declined $0.8 million, or 13%, compared to the prior quarter and declined $0.6 million, or 10%, compared to the second quarter of 2018 primarily due to lower expense on certain internally developed software assets.

Investment and Other Income

Investment and other income was relatively consistent with the prior quarter as both quarters included a benefit from unrealized gains on our seed and corporate investment portfolios of approximately $0.06 per share.  Compared to the second quarter of 2018, investment and other income increased $8.2 million primarily due to market appreciation and increased interest income from our corporate investment portfolio.

Assets Under Management

(in millions)

	Three Months Ended
	Jun. 30,	Mar. 31,	Jun. 30,	Prior Qtr.		Year-over-Year Qtr.
	2019	2019	2018	Change	%	Change	%
Unaffiliated (1)
Beginning assets	$27,506	$24,977	$31,055	$2,529	10%	$(3,549)	(11)%
Sales (2)	1,291	1,593	1,779	(302)	(19)%	(488)	(27)%
Redemptions	(2,441)	(2,306)	(2,646)	(135)	(6)%	205	8%
Net exchanges	303	276	284	27	10%	19	7%
Net Flows	(847)	(437)	(583)	(410)	(94)%	(264)	(45)%
Market action	886	2,966	310	(2,080)	(70)%	576	186%
Ending assets	$27,545	$27,506	$30,782	$39	0%	$(3,237)	(11)%
Annualized organic growth rate	(12.3)%	(7.0)%	(7.5)%
Annualized redemption rate (3)	36.7%	35.7%	34.9%
Institutional
Beginning assets	$4,053	$3,655	$6,449	$398	11%	$(2,396)	(37)%
Sales (2)	54	141	153	(87)	(62)%	(99)	(65)%
Redemptions	(440)	(357)	(1,652)	(83)	(23)%	1,212	73%
Net exchanges	25	—	—	25	NM	25	NM
Net Flows	(361)	(216)	(1,499)	(145)	(67)%	1,138	76%
Market action	195	614	300	(419)	(68)%	(105)	(35)%
Ending assets	$3,887	$4,053	$5,250	$(166)	(4)%	$(1,363)	(26)%
Annualized organic growth rate	(35.6)%	(23.6)%	(93.0)%
Annualized redemption rate (3)	46.1%	36.6%	115.4%
Wealth Management
Beginning assets	$40,095	$37,177	$42,707	$2,918	8%	$(2,612)	(6)%
Sales (2)	789	754	1,002	35	5%	(213)	(21)%
Redemptions	(1,609)	(1,626)	(1,770)	17	1%	161	9%
Net exchanges	(328)	(276)	(284)	(52)	(19)%	(44)	(15)%
Net Flows	(1,148)	(1,148)	(1,052)	—	—%	(96)	(9)%
Market action	1,497	4,066	964	(2,569)	(63)%	533	55%
Ending assets	$40,444	$40,095	$42,619	$349	1%	$(2,175)	(5)%
Annualized organic growth rate	(11.5)%	(12.4)%	(9.9)%
Annualized redemption rate (3)	13.8%	14.5%	14.4%
Consolidated Total
Beginning assets	$71,654	$65,809	$80,211	$5,845	9%	$(8,557)	(11)%
Sales (2)	2,134	2,488	2,934	(354)	(14)%	(800)	(27)%
Redemptions	(4,490)	(4,289)	(6,068)	(201)	(5)%	1,578	26%
Net exchanges	—	—	—	—	—	—	—
Net Flows	(2,356)	(1,801)	(3,134)	(555)	(31)%	778	25%
Market action	2,578	7,646	1,574	(5,068)	(66)%	1,004	64%
Ending assets	$71,876	$71,654	$78,651	$222	0%	$(6,775)	(9)%
Annualized organic growth rate	(13.2)%	(10.9)%	(15.6)%
Annualized redemption rate (3)	24.3%	23.9%	29.8%

(1)         Unaffiliated includes National channel (home office and wholesale), Defined Contribution Investment Only “DCIO”, Registered Investment Advisor “RIA” and Variable Annuity “VA”.

(2)         Sales is primarily gross sales (net of sales commissions).  This amount also includes net reinvested dividends and capital gains, and investment income.

(3)         Excludes Money Market.

MorningStar Fund Rankings (1)	1 Year	3 Years	5 Years
Funds ranked in top half	56%	40%	25%
Assets ranked in top half	60%	59%	39%

MorningStar Ratings (1)	Overall	3 Years	5 Years
Funds with 4/5 stars	26%	26%	20%
Assets with 4/5 stars	46%	43%	24%

(1)         Based on class I share, which reflects the largest concentration of sales and assets.

	Three Months Ended					Year-over-Year
Wealth Management	Jun. 30,	Mar. 31,	Jun. 30,	Prior Qtr.		Qtr.
(in millions)	2019	2019	2018	Change	%	Change	%
Assets under administration (AUA)
Advisory assets	$24,789	$23,671	$22,868	$1,118	5%	$1,921	8%
Non-advisory assets	32,641	32,418	34,210	223	1%	(1,569)	(5)%
Total assets under administration	57,430	56,089	57,078	1,341	2%	352	1%

Net new advisory assets (1)	$253	$220	$315	$33	15%	$(62)	(20)%
Net new non-advisory assets (1), (2)	(885)	(820)	(916)	(65)	(8)%	31	3%
Total net new AUA (1), (2)	(632)	(600)	(601)	(32)	(5)%	(31)	(5)%

Annualized advisory AUA growth (3)	4.3%	4.2%	5.7%
Annualized AUA growth (3)	(4.5)%	(4.7)%	(4.3)%

Advisors and advisor associates	1,347	1,367	1,469	(20)	(1)%	(122)	(8)%
Avg. trailing 12-month revenue per advisor (4) (in thousands)	$408	$400	$314	$8	2%	$94	30%

(1)         Net new assets are calculated as total client deposits and net transfers less client withdrawals.

(2)         Excludes activity related to products held outside of our wealth management platform.  These assets represent less than 10% of total AUA.

(3)         Annualized growth is calculated as annualized quarterly net new assets divided by beginning AUA.

(4)         Production per Advisor is calculated as trailing 12- month Total underwriting and distribution fees less “other” underwriting and distribution fees divided by the average number of Advisors.  “Other” underwriting and distribution fees predominantly includes fees paid by Advisors for programs and services.

Unaudited Consolidated Statements of Income

(in thousands, except per share data and margin)

	Three Months Ended
	Jun. 30,	Mar. 31,	Jun. 30,	Prior Qtr.		Year-over-Year Qtr.
	2019	2019	2018	Change	%	Change	%
Revenues:
Investment management fees	$112,870	$109,762	$130,391	$3,108	3%	$(17,521)	(13)%
Underwriting and distribution fees	133,495	126,245	137,873	7,250	6%	(4,378)	(3)%
Shareholder service fees	23,789	23,403	27,074	386	2%	(3,285)	(12)%
Total	270,154	259,410	295,338	10,744	4%	(25,184)	(9)%
Operating expenses:
Distribution	116,477	109,794	114,315	6,683	6%	2,162	2%
Compensation and benefits (including share-based compensation of $11,199, $12,693 and $14,902, respectively)	61,876	64,843	65,828	(2,967)	(5)%	(3,952)	(6)%
General and administrative	16,037	14,704	19,143	1,333	9%	(3,106)	(16)%
Technology	16,442	16,308	17,235	134	1%	(793)	(5)%
Occupancy	6,701	6,715	6,969	(14)	(0)%	(268)	(4)%
Marketing and advertising	2,399	1,964	2,896	435	22%	(497)	(17)%
Depreciation	5,228	6,001	5,819	(773)	(13)%	(591)	(10)%
Subadvisory fees	3,715	3,557	3,683	158	4%	32	1%
Intangible asset impairment	—	—	1,200	—	NM	(1,200)	(100)%
Total	228,875	223,886	237,088	4,989	2%	(8,213)	(3)%
Operating income	41,279	35,524	58,250	5,755	16%	(16,971)	(29)%
Investment and other income	9,025	9,453	841	(428)	(5)%	8,184	973%
Interest expense	(1,552)	(1,548)	(1,551)	(4)	(0)%	(1)	(0)%
Income before provision for income taxes	48,752	43,429	57,540	5,323	12%	(8,788)	(15)%
Provision for income taxes	14,190	10,671	13,284	3,519	33%	906	7%
Net income	34,562	32,758	44,256	1,804	6%	(9,694)	(22)%
Net income (loss) attributable to redeemable noncontrolling interests	614	705	(222)	(91)	(13)%	836	377%
Net income attributable to Waddell & Reed Financial, Inc.	$33,948	$32,053	$44,478	$1,895	6%	$(10,530)	(24)%
Net income per share, basic and diluted:	$0.45	$0.42	$0.55
Weighted average shares outstanding - basic and diluted	74,694	76,299	81,449
Operating margin	15.3%	13.7%	19.7%

(1) Distribution expense
Unaffiliated	24,501	23,300	28,686
Wealth Management	91,976	86,494	85,629
	$116,477	$109,794	$114,315

Unaudited Consolidated Statements of Income

(in thousands, except per share data and margin)

	Six Months Ended
	Jun. 30,	Jun. 30,
	2019	2018	Change	%
Revenues:
Investment management fees	$222,632	$264,083	$(41,451)	(16)%
Underwriting and distribution fees	259,740	275,914	(16,174)	(6)%
Shareholder service fees	47,192	52,956	(5,764)	(11)%
Total	529,564	592,953	(63,389)	(11)%
Operating expenses:
Distribution	226,271	228,785	(2,514)	(1)%
Compensation and benefits (including share-based compensation of $23,892 and $29,670, respectively)	126,719	134,613	(7,894)	(6)%
General and administrative	30,741	38,681	(7,940)	(21)%
Technology	32,750	33,879	(1,129)	(3)%
Occupancy	13,416	13,933	(517)	(4)%
Marketing and advertising	4,363	5,177	(814)	(16)%
Depreciation	11,229	11,121	108	1%
Subadvisory fees	7,272	7,391	(119)	(2)%
Intangible asset impairment	—	1,200	(1,200)	(100)%
Total	452,761	474,780	(22,019)	(5)%
Operating income	76,803	118,173	(41,370)	(35)%
Investment and other income	18,478	3,657	14,821	405%
Interest expense	(3,100)	(3,353)	253	8%
Income before provision for income taxes	92,181	118,477	(26,296)	(22)%
Provision for income taxes	24,861	28,250	(3,389)	(12)%
Net income	67,320	90,227	(22,907)	(25)%
Net income (loss) attributable to redeemable noncontrolling interests	1,318	(588)	1,906	324%
Net income attributable to Waddell & Reed Financial, Inc.	$66,002	$90,815	$(24,813)	(27)%
Net income per share, basic and diluted:	$0.87	$1.10
Weighted average shares outstanding - basic and diluted	75,492	82,275
Operating margin	14.5%	19.9%

(1) Distribution expense
Unaffiliated	47,800	59,039
Wealth Management	178,471	169,746
	$226,271	$228,785

Underwriting and distribution fees

(in thousands)

	For the three months ended Jun. 30, 2019
	Unaffiliated	Wealth Management	Total
Fee-based asset allocation product revenues	$—	$70,220	$70,220
Rule 12b-1 service and distribution fees	16,329	16,327	32,656
Sales commissions on front-end load mutual funds and variable annuity products	488	12,302	12,790
Sales commissions on other products	—	8,497	8,497
Other revenues	83	9,249	9,332
Total underwriting and distribution fees	$16,900	$116,595	$133,495

	For the three months ended Mar. 31, 2019
	Unaffiliated	Wealth Management	Total
Fee-based asset allocation product revenues	$—	$65,230	$65,230
Rule 12b-1 service and distribution fees	16,182	15,688	31,870
Sales commissions on front-end load mutual funds and variable annuity products	438	12,020	12,458
Sales commissions on other products	—	7,606	7,606
Other revenues	92	8,989	9,081
Total underwriting and distribution fees	$16,712	$109,533	$126,245

	For the three months ended Jun. 30, 2018
	Unaffiliated	Wealth Management	Total
Fee-based asset allocation product revenues	$—	$66,580	$66,580
Rule 12b-1 service and distribution fees	20,051	18,109	38,160
Sales commissions on front-end load mutual funds and variable annuity products	507	13,823	14,330
Sales commissions on other products	—	9,065	9,065
Other revenues	148	9,590	9,738
Total underwriting and distribution fees	$20,706	$117,167	$137,873

	For the six months ended Jun. 30, 2019
	Unaffiliated	Wealth Management	Total
Fee-based asset allocation product revenues	$—	$135,450	$135,450
Rule 12b-1 service and distribution fees	32,511	32,015	64,526
Sales commissions on front-end load mutual funds and variable annuity products	926	24,322	25,248
Sales commissions on other products	—	16,103	16,103
Other revenues	175	18,238	18,413
Total underwriting and distribution fees	$33,612	$226,128	$259,740

	For the six months ended Jun. 30, 2018
	Unaffiliated	Wealth Management	Total
Fee-based asset allocation product revenues	$—	$132,097	$132,097
Rule 12b-1 service and distribution fees	41,027	36,486	77,513
Sales commissions on front-end load mutual funds and variable annuity products	977	28,249	29,226
Sales commissions on other products	—	17,487	17,487
Other revenues	333	19,258	19,591
Total underwriting and distribution fees	$42,337	$233,577	$275,914

Unaudited Condensed Balance Sheet

(in thousands)

	Jun. 30,	Dec. 31,
	2019	2018
Assets
Cash & cash equivalents (unrestricted)	$168,926	$231,997
Investment securities	697,903	617,135
Other assets	201,955	285,649
Property and equipment, net	54,029	63,429
Goodwill and intangible assets	145,869	145,869
Total assets	$1,268,682	$1,344,079
Liabilities, redeemable noncontrolling interests and equity
Long-term debt	94,890	94,854
Other liabilities	302,021	354,312
Redeemable noncontrolling interests	15,115	11,463
Total stockholders’ equity	856,656	883,450
Liabilities, redeemable noncontrolling interests and equity	$1,268,682	$1,344,079
Shares outstanding	73,712	76,790

Unaudited Condensed Cash Flow

(in thousands)

	Three Months Ended			Six Months Ended
	Jun. 30,	Mar. 31,	Jun. 30,	Jun. 30,	Jun. 30,
	2019	2019	2018	2019	2018
Cash provided by (used in):
Operating activities	$40,644	$(17,497)	$122,816	$23,147	$173,081
Investing activities	9,946	(13,933)	(6,541)	(3,987)	49,731
Financing activities	(53,605)	(59,513)	(60,557)	(113,118)	(192,505)
Net change during period	$(3,015)	$(90,943)	$55,718	$(93,958)	$30,307

	Three Months Ended			Six Months Ended
	Jun. 30,	Mar. 31,	Jun. 30,	Jun. 30,	Jun. 30,
(in thousands, except number of shares)	2019	2019	2018	2019	2018
Shares repurchased
Number of shares	2,142,894	2,226,325	2,098,625	4,369,219	3,094,934
Total cost	$36,824	$39,139	$40,142	$75,963	$60,649
Dividend paid
Rate per share	$0.25	$0.25	$0.25	$0.25	$0.25
Total paid	$18,840	$19,348	$20,591	$38,188	$41,481
Capital returned to stockholders	$55,664	$58,487	$60,733	$114,151	$102,130

Earnings Conference Call

Stockholders, members of the investment community and the general public are invited to listen to a live Web cast of our earnings release conference call today at 10:00 a.m. Eastern. During this call, Philip J. Sanders, CEO, will review our quarterly results. Live access to the teleconference will be available on the “Investor Relations” section of our Web site at ir.waddell.com. A Web cast replay will be made available shortly after the conclusion of the call and accessible for seven days.

Web Site Resources

We invite you to visit the Investor Relations section of our Web site at ir.waddell.com. Under the “Investor Information” tab you will find a link to presentations as well as to data tables, which include supplemental information schedules.

Contacts

Investor Contact:

Mike Daley, Vice President, Corporate Controller & Investor Relations, (913) 236-1795, mdaley1@waddell.com

Mutual Fund Investor Contact:

Call (888) WADDELL, or visit www.waddell.com or www.ivyinvestments.com.

Past performance is no guarantee of future results. Please invest carefully.

About the Company

Through its subsidiaries, Waddell & Reed Financial, Inc. has provided investment management and wealth management services to clients throughout the United States since 1937. Today, we distribute our investment products through the unaffiliated channel under the IVY INVESTMENTS® brand (encompassing broker/dealer, retirement, and registered investment advisors), our wealth management channel (through independent financial advisors associated with WADDELL & REED, INC.), and our institutional channel (including defined benefit plans, pension plans, endowments and subadvisory relationships).  For more information, visit ir.waddell.com.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which reflect the current views and assumptions of management with respect to future events regarding our business and industry in general. These forward-looking statements include all statements, other than statements of historical fact, regarding our financial position, business strategy and other plans and objectives for future operations, including statements with respect to revenues and earnings, the amount and composition of assets under management, distribution sources, expense levels, redemption rates, stock repurchases and the financial markets and other conditions. These statements are generally identified by the use of such words as “may,” “could,” “should,” “would,” “believe,” “anticipate,” “forecast,” “estimate,” “expect,” “intend,” “plan,” “project,” “outlook,” “will,” “potential” and similar statements of a future or forward-looking nature. Readers are cautioned that any forward-looking information provided by us or on our behalf is not a guarantee of future performance. Actual results may differ materially from those contained in these forward-looking statements as a result of various factors, including but not limited to those discussed below. If one or more events related to these or other risks, contingencies or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may differ materially from those forecasted or expected. Certain important factors that could cause actual results to differ materially from our expectations are disclosed in the “Risk Factors” section of our Annual Report on Form 10-K for the year ended December 31, 2018, which include, without limitation:

•                  The loss of existing distribution relationships or inability to access new distribution relationships;

•                  A reduction in assets under our management on short notice, through increased redemptions in our distribution channels or our Funds, particularly those Funds with a high concentration of assets, or investors terminating their relationship with us or shifting their funds to other types of accounts with different rate structures;

•                  The adverse ruling or resolution of any litigation, regulatory investigations and proceedings, or securities arbitrations by a federal or state court or regulatory body;

•                  Changes in our business model, operations and procedures, including our methods of distributing our proprietary products, as a result of evolving fiduciary standards;

•                  The introduction of legislative or regulatory proposals or judicial rulings that change the independent contractor classification of our financial advisors at the federal or state level for employment tax or other employee benefit purposes;

•                  A decline in the securities markets or in the relative investment performance of our Funds and other investment portfolios and products as compared to competing funds;

•                  Our inability to reduce expenses rapidly enough to align with declines in our revenues due to various factors, including fee pressure, the level of our assets under management or our business environment;

•                  Non-compliance with applicable laws or regulations and changes in current legal, regulatory, accounting, tax or compliance requirements or governmental policies;

•                  Our inability to attract and retain senior executive management and other key personnel to conduct our broker-dealer, fund management and investment advisory business;

•                  A failure in, or breach of, our operational or security systems or our technology infrastructure, or those of third parties on which we rely; and

•                  Our inability to implement new information technology and systems, or our inability to complete such implementation in a timely or cost effective manner.

The foregoing factors should not be construed as exhaustive and should be read together with other cautionary statements included in this and other reports and filings we make with the Securities and Exchange Commission, including the information in Item 1 “Business” and Item 1A “Risk Factors” of Part I and Item 7 “Management’s Discussion and Analysis of Financial Condition and Results of Operations” of Part II to our Annual Report on Form 10- K for the year ended December 31, 2018 and as updated in our quarterly reports on Form 10-Q for the year ending December 31, 2019. All forward-looking statements speak only as of the date on which they are made and we undertake no duty to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except to the extent required by law.